EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 28, 2023, with respect to the consolidated financial statements of Palatin Technologies, Inc. and subsidiary, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP.

Philadelphia, Pennsylvania

July 25, 2024